Filed pursuant to Rule 424(b)(2) and 424(b)(8)
Registration Statement Nos. 333-132370 and 333-132370-01

This amended filing corrects a typographical error in the previous filing. The line item "Principal Amount or Face Amount: $2,500,000,000.00" from the previous filing has been corrected below to "Principal Amount or Face Amount: $2,250,000,000.00"


		CALCULATION OF REGISTRATION FEE

Class of securities offered			Medium-Term Senior Notes, Series D
Aggregate offering price			$  2,250,000,000.00
Amount of registration fee			$ 89,325.00(1)


(1) The filing fee of $89,325 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. On May 6, 2008, $78,600 of the $89,325 total registration fee was provided for in footnote (1) to the "Calculation of Registration Fee" chart at the top of Pricing Supplement No. MTNDD270 --
Dated May 2, 2008 filed with the SEC pursuant to Rule 424(b)(2) on May 6, 2008 at 15:08. The remainder of the fee due, $10,725, is offset against the $74,684.88 remaining of the fee paid on April 14, 2008 and of which $63,959.88 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.



Pricing Supplement No. MTNDD270A
Dated May 2, 2008 (Revised May 7,2008)(Amended May 12, 2008)
(To Prospectus Supplement Dated April 13, 2006 and
Prospectus Dated March 10, 2006)
Citigroup Funding Inc.
Medium-Term Senior Notes, Series D
Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 2,250,000,000.00
Issue Price:					100.00%
Proceeds to Company on original issuance:	$ $2,247,187,500.00
Commission:					$ 2,812,500.00

Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 		$ $2,241,000,000
	SBK Brooks Investment:	 		$ 4,500,000
	Apex Pryor Securities,
	a Division of Rice Financial
	Loop Capital Markets, LLC:   		$ 4,500,000



Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal
       |x| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 			Global
Original Issue Date:			May 7, 2008
Stated Maturity:			May 7, 2010
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:		Minimum USD 1,000 and minimum
(If other than as set forth 		increments of USD 1,000 thereafter
in the Prospectus Supplement)

Interest Payment Dates: 	The 7th of every February/May/August/November
				(Modified following New York and London business day convention applies)

First Interest Payment Date: 		August 7, 2008
Accrue to Pay:  			Yes
Indexed Principal Note:
Type of Interest on Note:		Floating Rate
Interest Rate (Fixed Rate Notes): 	N/A
Base Rate (Floating Rate Notes): 	LIBOR
Calculation Agent:  			Citibank
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:  			Quarterly on each interest payment date.
Rate Determination Dates: 		2 London business days prior.
(If other than as set forth
in the Prospectus Supplement)


Index:	   				3-month USD BBA LIBOR
Spread: 				105 bps
Computation of Interest:
(If other than as set forth
in the Prospectus Supplement)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:
Maximum Interest Rate:
Minimum Interest Rate:

Calculation Agent:  			Citibank, N.A.
Amortizing Note:   			No
Renewable Note: 			No
Optional Extension of Maturity: 	No

Optional Redemption:   			No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment: 			No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   			No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

Cusip:  				1730T0FV6